Exhibit 10.48
TRIDENT MICROSYSTEMS, INC.
AMENDED AND RESTATED EXECUTIVE RETENTION AND
SEVERANCE PLAN
      1. Establishment and Purpose
          1.1 Establishment. The Trident Microsystems, Inc. Executive Retention and Severance Plan (the “Plan”) was initially established by the Compensation Committee of the Board of Directors of Trident Microsystems, Inc. (the “Committee”), effective January 23, 2008. The Plan is hereby amended and restated in its entirety by the Committee effective December 15, 2010 (the “Effective Date”). This Amended and Restated Executive Retention and Severance Plan is referred to hereafter as the “Amended Plan”. As of the Effective Date, the Plan is of no further force or legal effect, except as to any Plan Participants who fail to execute a Participation Agreement pursuant to the Amended Plan.
          1.2 Purpose. The Company draws upon the knowledge, experience and advice of the executive officers and key employees of the Company and its subsidiaries in order to manage its business for the benefit of the Company’s stockholders. Due to the widespread awareness of the possibility of mergers, acquisitions and other strategic alliances in the Company’s industry, the topic of compensation and other employee benefits in the event of a Change in Control is an issue in competitive recruitment and retention efforts. The Committee recognizes that the possibility or pending occurrence of a Change in Control could lead to uncertainty regarding the consequences of such an event and could adversely affect the Company’s ability to attract, retain and motivate executive officers and key employees. The Committee has therefore determined that it is in the best interests of the Company and its stockholders to provide for the continued dedication of executive officers and key employees notwithstanding the possibility or occurrence of a Change in Control by establishing this Amended Plan to provide designated executive officers and key employees with enhanced financial security in the event of a Change in Control, as well as to provide those individuals with appropriate severance payments and benefits in the event of the termination of their employment under certain circumstances. The purpose of this Plan is to provide its Participants with specified compensation and benefits in the event of a termination of their employment under the circumstances specified herein. The Company intends that all payments pursuant to the Amended Plan be exempt from or comply with all applicable requirements of Section 409A (as defined below), and the Amended Plan shall be so construed.
      2. Definitions and Construction
          2.1 Definitions. Whenever used in this Amended Plan, the following terms shall have the meanings set forth below:
               (a) “Annual Bonus Rate” means an amount equal to the aggregate of all annual incentive bonuses that would be earned by the Participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) under the terms of the programs, plans or agreements providing for such bonuses in which the Participant was participating for the fiscal year of the Company in which the Termination Upon a Change in Control occurs. For this purpose, annual incentive bonuses shall not include signing bonuses or other nonrecurring cash incentive awards.
               (b) “Base Salary Rate” in the case of a Termination Upon a Change in Control means the greater of the Participant’s (i) monthly base salary rate in effect immediately prior to the Participant’s Termination Upon a Change in Control, or (ii) monthly base salary rate in effect immediately prior to the Change in Control, in either case without giving effect to any reduction in the Participant’s base salary rate that constitutes Good Reason. “Base Salary Rate” in the case of a Termination Not in Connection With a Change in Control means the Participant’s monthly base salary rate in effect immediately prior to the Participant’s Termination Not in Connection With a Change in Control. For the purposes of this subsection (b), base salary does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.
               (c) “Board” means the Board of Directors of the Company.
               (d) “Cause” means the occurrence of any of the following: (1) the Participant’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company Group; (2) the Participant’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of any member of the Company Group; (3) misconduct by the Participant within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement; (4) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a member of the Company Group (including, without limitation, the Participant’s improper use or disclosure of the confidential or proprietary information of a member of the Company Group); (5) any intentional act by the Participant which has a material detrimental effect on the reputation or business of a member of the Company Group; (6) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a member of the Company Group of, and a reasonable opportunity to cure, such failure or inability; (7) any material breach by the Participant of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a member of the Company Group, which breach is not cured pursuant to the terms of such agreement; or (8) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a member of the Company Group.
               (e) “Change in Control” means, except as otherwise provided in the Participation Agreement applicable to a given Participant, the occurrence of any of the following:
                    (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of stock of the Company representing more than percent (50%) of the total combined voting power of the Company’s then-outstanding stock entitled to vote generally in the election of directors;
                    (2) the Company is party to a merger or consolidation which results in the holders of the voting stock of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the stock entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;
                    (3) the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or
                    (4) a change in the composition of the Board within any consecutive 12-month period as a result of which fewer than a majority of the directors are Incumbent Directors;
provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (1) or (2) of this Section in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of directors who were members of the Board immediately prior to consummation of such transaction. Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Amended Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.
               (f) “Change in Control Period” means (1) with respect to a Participant who is the Chief Executive Officer, a period commencing upon the consummation of a Change in Control Period and ending on the date occurring twenty-four (24) months thereafter, and (2) with respect to a Participant who is an Executive Officer (other than the Chief Executive Officer), a period commencing upon the consummation of a Change in Control and ending on the date occurring eighteen (18) months thereafter.
               (g) “Chief Executive Officer” means (1) for purposes of a Termination Upon a Change in Control, the individual who, immediately prior to the consummation of a Change in Control, serves as the Company’s Chief Executive Officer appointed by the Board, and (2) for purposes of a Termination Not in Connection With a Change in Control, any individual who, at the time of such Termination, serves as the Company’s Chief Executive Officer appointed by the Board.
               (h) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

               (i) “Committee” means the Compensation Committee of the Board.
               (j) “Company” means Trident Microsystems, Inc., a Delaware corporation, and, following a Change in Control, a Successor that agrees to assume all of the terms and provisions of this Plan or a Successor which otherwise becomes bound by operation of law to this Amended Plan.
               (k) “Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.
               (l) “Disability” means a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.
               (m) “Equity Award” means any Option, Restricted Stock, Restricted Stock Units, performance shares, performance units or other stock-based compensation award granted by the Company or any other Company Group member to a Participant, including any such award which is assumed by, or for which a replacement award is substituted by, the Successor or any other member of the Company Group in connection with a Change in Control.
               (n) “Executive Officer” means (1) for purposes of a Termination Upon a Change in Control, an individual who, immediately prior to the consummation of a Change in Control, serves as an executive officer of the Company appointed by the Board, and (2) for purposes of a Termination Not in Connection With a Change in Control, any individual who, at the time of such Termination, serves as an executive officer of the Company appointed by the Board.
               (o) “Good Reason” means the occurrence of any of the following conditions without the Participant’s informed written consent, which condition(s) remain(s) in effect thirty (30) days after written notice to the Company from the Participant of such condition(s) and which notice must have been given within ninety (90) days following the initial occurrence of such condition(s):
                    (1) a material diminution in the Participant’s authority, duties or responsibilities, causing the Participant’s position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent, as measured against the Participant’s authority, duties or responsibilities at any time during the ninety (90) day period prior to the date on which the required notice of Good Reason is delivered by the Participant;
                    (2) a material diminution in the authority, duties or responsibilities of the officer to whom the Participant is required to report, causing such officer’s position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent, as measured against the authority, duties and responsibilities of the officer to whom the Participant was required to report at any time during the ninety (90) day period prior to the date on which the required notice of Good Reason is delivered by the Participant, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the board of directors of the Company Group or the Successor;

                    (3) a material decrease in the Participant’s Base Salary Rate or Annual Bonus Rate (subject to applicable performance requirements with respect to the actual amount of the Annual Bonus Rate earned and paid), other than any such material decrease that occurs in connection with a decrease that is imposed on all employees of the Company Group at the time of such decrease;
                    (4) a material decrease in the size of the budget within the Company Group over which the Participant has responsibility, measured against the budget within the Company Group over which the Participant had responsibility at any time during the ninety (90) day period prior to the date on which the required notice of Good Reason is delivered by the Participant;
                    (5) the relocation of the Participant’s work place for the Company Group to a location that increases the regular commute distance between the Participant’s residence and work place by more than thirty (30) miles (one-way); or
                    (6) any material breach of this Amended Plan by the Company or its Successor with respect to the Participant.
The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Disability. The Participant’s continued employment for a period not exceeding one hundred eighty (180) days following the occurrence of any condition constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, such condition. For the purposes of any determination regarding the existence of Good Reason hereunder, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Good Reason does not exist, and the Board, acting in good faith, affirms such determination by a vote of not less than two-thirds of its entire membership (excluding the Participant if the Participant is a member of the Board).
               (p) “Incumbent Director” means a director who either (1) is a member of the Board as of the Effective Date, or (2) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
               (q) “Key Employee” means an individual, other than the Chief Executive Officer or an Executive Officer, who has been designated by the Board or Committee as eligible to participate in the Amended Plan.
               (r) “Option” means any option to purchase shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member, whether granted before or after a Change in Control, including any such option which is assumed by, or for which a replacement option is substituted by, the Successor or any other member of the Company Group in connection with a Change in Control.

               (s) “Participant” means each Chief Executive Officer, Executive Officer, and Key Employee designated by the Committee to participate in the Amended Plan, provided such individual has executed a Participation Agreement.
               (t) “Participation Agreement” means an Agreement to Participate in the Amended Plan in the form attached hereto as Exhibit A or in such other form as the Committee may approve from time to time; provided, however, that, after a Participation Agreement has been entered into between a Participant and the Company, it may be modified only by a supplemental written agreement executed by both the Participant and the Company. The terms of such forms of Participation Agreement need not be identical with respect to each Participant. For example, a Participation Agreement may limit the duration of a Participant’s participation in the Amended Plan or may modify the definitions of “Change in Control,” “Cause,” or “Good Reason” with respect to a Participant.
               (u) “Performance-Based Equity Award” means an Equity Award granted to a Participant prior to a Change in Control, the vesting or earning of which is conditioned in whole or in part upon the achievement of one or more performance goals (e.g., the attainment of a target stock price or achievement of a corporate financial goal), notwithstanding that the vesting or earning of such Equity Award may also be conditioned upon the continued performance of services by the Participant for the Company Group.
               (v) “Release” means a general release of all known and unknown claims against the Company Group and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in the form attached hereto as Exhibit B (“General Release of Claims [Age 40 and over]”) or Exhibit C (“General Release of Claims [Under age 40]”), whichever is applicable, with any modifications thereto determined by legal counsel to the Company Group to be necessary or advisable to comply with applicable law or to accomplish the intent of Section 10 (Exclusive Remedy) hereof.
               (w) “Restricted Stock” means any compensatory award of shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member, whether such shares are granted or acquired before or after a Change in Control, including any shares issued in exchange for any such shares by the Successor or any other member of the Company Group in connection with a Change in Control.
               (x) “Restricted Stock Units” mean any compensatory award of rights to receive shares of the capital stock or cash in an amount measured by the value of shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member, whether such rights are granted before or after a Change in Control, including any such rights assumed by, or issued in exchange for any such rights by, the Successor or any other member of the Company Group in connection with a Change in Control.
               (y) “Section 409A” means Section 409A of the Code and any applicable regulations and other administrative guidance promulgated thereunder.

               (z) “Section 409A Deferred Compensation” means compensation and benefits provided by the Amended Plan that constitute deferred compensation subject to and not exempted from the requirements of Section 409A.
               (aa) “Separation from Service” means a separation from service within the meaning of Section 409A.
               (bb) “Service-Based Equity Award” means an Equity Award granted to a Participant prior to a Change in Control, the vesting or earning of which is conditioned solely upon the continued performance of services by the Participant for the Company Group.
               (cc) “Severance Benefit Period” means (1) with respect to a Participant who is the Chief Executive Officer (i) for purposes of Section 5 of this Amended Plan, a period of twenty-four (24) months, and (ii) for purposes of Section 6 of this Amended Plan, a period of twelve (12) months, (2) with respect to a Participant who is an Executive Officer (other than the Chief Executive Officer), a period of twelve (12) months, and (3) with respect to a Participant who is a Key Employee, a period as determined by the Committee and set forth in such Participant’s Participation Agreement.
               (dd) “Specified Employee” means a specified employee within the meaning of Section 409A.
               (ee) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.
               (ff) “Termination” means the termination of a Participant’s employment by the Company Group, or a resignation by a Participant from all employment with the Company Group. Upon a Participant’s Termination for any reason (including, but not limited to, his/her Termination Not in Connection With a Change in Control or Termination Upon a Change in Control), he/she shall have the right to exercise his/her vested Option(s) for the post-Termination exercise period set forth in the applicable Company Option plan(s)/agreement(s), or any longer exercise period set forth in any separate employment or other agreement between the Participant and the Company (including without limitation any Participation Agreement).
               (gg) “Termination Not in Connection With a Change in Control” means a Termination of the Participant by the Company Group for any reason other than Cause outside the Change in Control Period. A Termination Not in Connection With a Change in Control will not include any Termination which is (i) for Cause, (ii) a result of the Participant’s death or Disability, or (iii) a result of the Participant’s voluntary termination of employment for any reason.
               (hh) “Termination Upon a Change in Control” means the occurrence of any of the following events during the Change in Control Period:
                    (1) termination by the Company Group of the Participant’s employment for any reason other than Cause; or

                    (2) the Participant’s resignation for Good Reason from all capacities in which the Participant is then rendering service to the Company Group, provided that such resignation occurs no later than one hundred eighty (180) days following the initial occurrence of the condition constituting Good Reason;
provided, further, however, that Termination Upon a Change in Control shall not include any termination of the Participant’s employment which is (i) for Cause, (ii) a result of the Participant’s death or Disability, or (iii) a result of the Participant’s voluntary termination of employment other than for Good Reason.
          2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Amended Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
     3. Eligibility
          The Committee shall designate those Executive Officers and Key Employees of the Company or any other member of the Company Group who shall be eligible to become Participants in the Amended Plan. To become a Participant, the designated Executive Officer or Key Employee must execute a Participation Agreement on or after the Effective Date.
     4. Treatment of Equity Awards Upon a Change in Control
          4.1 Acceleration of Vesting Upon Non-Assumption of Service-Based Equity Awards. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing a Service-Based Equity Award, in the event of a Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), does not assume or continue the Company’s rights and obligations under the then-outstanding Service-Based Equity Award or substitute for such Service-Based Equity Award a substantially equivalent equity award for the Acquiring Corporation’s stock, then the vesting and exercisability of such Service-Based Equity Award which is not assumed, continued or substituted for shall be accelerated in full effective immediately prior to but conditioned upon the consummation of the Change in Control, provided that the Participant remains an employee or other service provider with the Company Group immediately prior to the Change in Control.
          4.2 Acceleration of Vesting of Performance-Based Equity Awards. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing a Performance-Based Equity Award, in the event of a Change in Control the vesting and exercisability of such Performance-Based Equity Awards shall be accelerated in full immediately prior to but conditioned upon the consummation of the Change in Control (assuming for the purpose of determining the extent of such acceleration, if applicable, that one hundred percent (100%) of the target level of performance has been achieved), provided that the Participant remains an employee or other service provider with the Company Group immediately prior to the Change in Control.

The provisions of this Section 4 with respect to all amounts that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A and Section 8.2 below.
     5. Termination Upon a Change in Control
          In the event of a Participant’s Termination Upon a Change in Control:
          5.1 Accrued Obligations. The Participant shall be entitled to receive:
               (a) all salary, commissions, bonuses (including any annual incentive bonuses earned by the Participant for the fiscal year prior to the year of the Participant’s Termination which remain unpaid as of the date of such Termination) and accrued but unused vacation earned through the date of the Participant’s termination of employment;
               (b) reimbursement within ten (10) business days of submission, within thirty (30) days following the Participant’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group prior to his or her termination of employment; and
               (c) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan or stock-based compensation plan or agreement (other than any such plan or agreement pertaining to an Equity Award whose treatment is prescribed by Section 4 or Section 5.2(c)), health benefits plan or other Company Group benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements.
The compensation and benefits described in this Section 5.1 are hereafter referred to as the “Accrued Obligations”.
          5.2 Severance Benefits. Provided that the Participant executes the Release applicable to such Participant and such Release becomes effective in accordance with its terms prior to the applicable date on which payment is to be made, the Participant shall be entitled to receive the following severance payments and benefits:
               (a) Salary and Bonus. Subject to Section 8.2, the Company shall pay to the Participant in a lump sum cash payment on the sixtieth (60th) day following the Participant’s Termination Upon a Change in Control an amount equal to the sum of:
                    (1) the product of the Participant’s Severance Benefit Period and the Participant’s Base Salary Rate; and
                    (2) (i) for a Participant who is the Chief Executive Officer, two hundred percent (200%) of the Participant’s Annual Bonus Rate, (ii) for a Participant who is an Executive Officer (other than the Chief Executive Officer), one hundred percent (100%) of the Participant’s Annual Bonus Rate and (iii) for a Participant who is a Key Employee, such percentage of the Participant’s Annual Bonus Rate as is determined by the Committee and set forth in such Participant’s Participation Agreement; and

               (b) Health and Life Insurance Benefits. Subject to Section 8.2, for the period commencing immediately following the Participant’s Termination Upon a Change in Control and continuing for the duration of the Severance Benefit Period applicable to the Participant, the Company shall arrange to provide the Participant and his or her dependents with health benefits (including medical and dental) and life insurance substantially similar to that provided to the Participant and his or her dependents immediately prior to the date of such termination of employment, including the continuation of Exec-U-Care or any similar policy in force for the benefit of the Participant immediately prior to the Termination Upon a Change in Control or shall reimburse the Participant for the cost of obtaining such benefits to the extent described below. Such benefits shall be provided to the Participant at the same premium cost to the Participant and at the same coverage level as in effect as of the Participant’s Termination Upon a Change in Control; provided, however, that the Participant shall be subject to any change in the premium cost and/or level of coverage applicable generally to all employees holding the position or comparable position with the Company Group which the Participant held immediately prior to the Termination Upon a Change in Control. The Company may satisfy its obligation to provide a continuation of health benefits, other than continuation of the Exec-U-Care or similar policy, by paying that portion of the Participant’s premiums required under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) that exceeds the amount of premiums that the Participant would have been required to pay for continuing coverage had he or she continued in employment. If the Company is not reasonably able to continue such coverage under the Company’s health benefit plans, the Company shall provide substantially equivalent coverage under other sources or will reimburse (without a tax gross-up) the Participant for premiums (in excess of the Participant’s premium cost described above) incurred by the Participant to obtain his or her own such coverage. If the Participant and/or the Participant’s dependents become eligible to receive such coverage under another employer’s health benefit plans during the applicable Severance Benefit Period, the Participant shall report such eligibility to the Company, and the Company’s obligations under this subsection shall be secondary to the coverage provided by such other employer’s plans. For the balance of any period in excess of the applicable Severance Benefit Period during which the Participant is entitled to continuation coverage under COBRA, the Participant shall be entitled to maintain coverage for himself or herself and the Participant’s eligible dependents at the Participant’s own expense; and
               (c) Acceleration of Vesting of Equity Awards. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Equity Award granted to a Participant but, subject to Section 8.2, the vesting, exercisability and settlement of each of the Participant’s outstanding Equity Awards which were not otherwise accelerated pursuant to Section 4 shall be accelerated in full effective as of the date on which the Release becomes effective so that each Equity Award held by the Participant shall be immediately exercisable and fully vested (and, in the case of Restricted Stock Units, performance shares, performance units and similar stock-based compensation, shall be settled in full), as of the date on which the Release becomes effective (provided, however, that with respect to Section 409A Deferred Compensation, the effective date of the vesting and settlement shall be the date which is sixty (60) days following the Participant’s Termination Upon a Change in Control).

          5.3 Indemnification; Insurance.
               (a) In addition to any rights a Participant may have under any indemnification agreement previously entered into between the Company and such Participant (a “Prior Indemnity Agreement”), from and after the date of the Participant’s Termination Upon a Change in Control, the Company shall indemnify and hold harmless the Participant against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that the Participant is or was a director, officer, employee or agent of the Company Group, or is or was serving at the request of the Company Group as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the date of the Participant’s termination of employment, to the fullest extent permitted under applicable law, and the Company shall also advance fees and expenses (including attorneys’ fees) as incurred by the Participant to the fullest extent permitted under applicable law. In the event of a conflict between the provisions of a Prior Indemnity Agreement and the provisions of this Plan, the Participant may elect which provisions shall govern.
               (b) For a period of six (6) years from and after the date of the Termination Upon a Change in Control of a Participant who was an officer and/or director of the Company at any time prior to such termination of employment, the Company shall maintain a policy of directors’ and officers’ liability insurance for the benefit of such Participant which provides him/her with coverage no less favorable than that provided for the Company’s continuing officers and directors.
     6. Termination Not in Connection With A Change in Control
          In the event of a Participant’s Termination Not in Connection With a Change in Control:
          6.1 Accrued Obligations. The Participant shall be entitled to receive the Accrued Obligations.
          6.2 Severance Benefits. Provided that the Participant executes the Release applicable to such Participant and such Release becomes effective in accordance with its terms prior to the applicable date on which payment is to be made, the Participant shall be entitled to receive the following severance payments and benefits:
               (a) Salary (and Bonus for CEO Only). Subject to Section 8.2, the Company shall pay to the Participant in a lump sum cash payment on the sixtieth (60th) day following the Participant’s Termination Not in Connection With a Change in Control an amount equal to (1) the sum of the product of the Participant’s Severance Benefit Period and the Participant’s Base Salary Rate; and (2) only for a Participant who is the Chief Executive Officer, one hundred percent (100%) of his/her Annual Bonus Rate; and
               (b) Group Health Insurance Continuation Benefits (For U.S. based Participants only). Subject to Section 8.2, and only with respect to Participants employed by the Company in the United States, for the period commencing immediately following the

Participant’s Termination Not in Connection With a Change in Control and continuing for the duration of the Severance Benefit Period applicable to the Participant, the Company shall pay the Participant’s premiums required to continue the group health insurance coverage for the Participant and his/her dependants under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) (less the amount of the premiums that the Participant would have been required to pay for continuing coverage had he or she continued in employment). The Company’s obligations under this Section 3(b) are subject to the Participant’s timely election to obtain continuation insurance coverage under COBRA, and the Company’s obligations under this Section 3(b) will terminate if the Participant becomes eligible to receive group health insurance coverage under another employer’s health benefit plans during the applicable Severance Benefit Period. (The Participant shall promptly report such eligibility to the Company.) For the balance of any period in excess of the applicable Severance Benefit Period during which the Participant is entitled to continuation coverage under COBRA, the Participant shall be entitled to maintain coverage for himself or herself and the Participant’s eligible dependents at the Participant’s own expense; and
               (c) Acceleration of Vesting of Equity Awards (For CEO Only). Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Equity Award granted to the Chief Executive Officer but, subject to Section 8.2, the vesting, exercisability and settlement of each of the Chief Executive Officer’s outstanding Equity Awards which were not otherwise accelerated pursuant to Section 4 shall be accelerated with respect to the unvested portion of such Equity Awards that would have become vested during the one-year period following the date of his/her Termination Not in Connection With a Change in Control as of the date on which the Release becomes effective so that the vested portion of each Equity Award held by the Chief Executive Officer shall be immediately exercisable and fully vested (and, in the case of Restricted Stock Units, performance shares, performance units and similar stock-based compensation, shall be settled in full), as of the date on which the Release becomes effective (provided, however, that with respect to Section 409A Deferred Compensation, the effective date of the vesting and settlement shall be the date which is sixty (60) days following the Eligible Employee’s Termination Not in Connection With a Change in Control).
     7. Other Termination
          In the event of a Participant’s Termination other than a Termination Upon a Change in Control or a Termination Not in Connection With a Change in Control, he/she shall not be entitled to any severance pay or other benefits pursuant to this Amended Plan.
     8. Certain Federal Tax Considerations
          8.1 Federal Excise Tax Under Section 4999 of the Code.
               (a) Treatment of Excess Parachute Payments. In the event that any payment or benefit received or to be received by a Participant pursuant to this Plan or otherwise payable to the Participant (collectively, the “Payments”) would subject the Participant to any excise tax pursuant to Section 4999 of the Code, or any similar or successor provision (the “Excise Tax”), due to the characterization of the Payments as “excess parachute payments” under Section 280G of the Code or any similar or successor provision (“Section 280G”), then, notwithstanding the other provisions of this Amended Plan, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the Participant.
               (b) Determination of Amounts. All computations and determinations called for by this Section 8.1 shall be promptly determined and reported in writing to the Company and the Participant by independent public accountants or other independent advisors selected by the Company and reasonably acceptable to the Participant (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon the Participant and the Company. For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Company shall bear all fees and expenses charged by the Accountants in connection with such services.
          8.2 Compliance with Section 409A. Notwithstanding any other provision of the Amended Plan to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by the Amended Plan that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the following:
               (a) Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Sections 5, 6, or 8.1 upon a Participant’s Termination shall be paid or provided only at the time of a termination of Participant’s employment which constitutes a Separation from Service.
               (b) Six-Month Delay Applicable to Specified Employees. Payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Sections 5, 6, or 8.1 pursuant to the Separation from Service of a Participant who is a Specified Employee shall be paid or provided commencing on the later of (1) the date that is six (6) months and one (1) day after the date of such Separation from Service or, if earlier, the date of death of the Participant (in either case, the “Delayed Payment Date”), or (2) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 5, 6, or 8.1, as applicable. All such amounts that would, but for this Section 8.2(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
               (c) Limitation on Health and Life Insurance Benefits. To the extent that all or any portion of the Company’s payment or reimbursement to the Participant for the cost of the Company’s obligation to provide health benefits and/or life insurance benefits pursuant to Sections 5.2(b) or 6.2(b) (the “Company-Provided Benefits”) would exceed an amount for which, or continue for a period of time in excess of which, such Company Provided Benefits would qualify for an exemption from treatment as Section 409A Deferred Compensation, the Company shall, for the duration of the applicable Severance Benefit Period, pay or reimburse the Participant for the applicable Company-Provided Benefits in an amount not to exceed $50,000 per calendar year or any portion thereof included in the Severance Benefit Period. The amount of Company-Provided Benefits furnished in any taxable year of the

Participant shall not affect the amount of Company-Provided Benefits furnished in any other taxable year of the Participant. Any right of a Participant to Company-Provided Benefits shall not be subject to liquidation or exchange for another benefit. Any reimbursement for Company-Provided Benefits to which a Participant is entitled shall be paid no later than the last day of the Participant’s taxable year following the taxable year in which the Participant’s expense for such Company-Provided Benefits was incurred.
               (d) Equity Awards. The vesting of any Equity Award which constitutes Section 409A Deferred Compensation and is held by a Participant who is a Specified Employee shall be accelerated in accordance with Section 5.2(c) and 6.2(c) to the extent applicable; provided, however, that the payment in settlement of any such Equity Award shall occur on the Delayed Payment Date. Equity Awards which vest and become payable upon a Change in Control in accordance with Section 4 shall not be subject to this Section.
     9. Conflict in Benefits; Noncumulation of Benefits
          9.1 Effect of Amended Plan. The terms of this Amended Plan, when accepted by a Participant pursuant to an executed Participation Agreement, shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Amended Plan and, subject to Section 9.2, shall be the exclusive agreement for the determination of any payments and benefits due to the Participant upon the events described in Sections 4, 5, 6, and 8.
          9.2 Noncumulation of Benefits. Except as expressly provided in a written agreement between a Participant and the Company entered into after the date of such Participant’s Participation Agreement and which expressly disclaims this Section 9.2 and is approved by the Committee, the total amount of payments and benefits that may be received by the Participant as a result of the events described in Sections 4, 5, 6, and 8 pursuant to (a) the Amended Plan, (b) any agreement between the Participant and the Company or (c) any other plan, practice or statutory obligation of the Company, shall not exceed the amount of payments and benefits provided by this Amended Plan upon such events (plus any payments and benefits provided pursuant to an agreement evidencing a Prior Indemnity Agreement), and the aggregate amounts payable under this Amended Plan shall be reduced to the extent of any excess (but not below zero).
     10. Exclusive Remedy
          The payments and benefits provided by Sections 5, 6, and 8 (plus any payments and benefits provided pursuant to an agreement evidencing a Prior Indemnity Agreement), if applicable, shall constitute the Participant’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company in the event of the Participant’s Termination Upon a Change in Control or Termination Not in Connection With a Change in Control . The Participant shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any Termination Upon a Change in Control or Termination Not in Connection With a Change in Control with respect to which the payments and benefits described in Sections 5, 6, and 8 (plus any payments and benefits provided pursuant to an agreement evidencing a Prior Indemnity

Agreement), if applicable, have been provided to the Participant, except as expressly set forth in this Amended Plan or, subject to the provisions of Section 9.2, in a duly executed employment agreement between Company and the Participant.
     11. Proprietary and Confidential Information
          The Participant agrees to continue to abide by the terms and conditions of the confidentiality and/or proprietary rights agreement between the Participant and the Company.
     12. Nonsolicitation
          If the Company performs its obligations to deliver the payments and benefits set forth herein (including any payments and benefits provided pursuant to an agreement evidencing an Equity Award or a Prior Indemnity Agreement), then for a period equal to the Severance Benefit Period applicable to a Participant following the Participant’s Termination Upon a Change in Control, the Participant shall not, directly or indirectly, recruit, solicit or invite the solicitation of any employees of the Company or any other member of the Company Group to terminate their employment relationship with the Company Group.
     13. No Contract of Employment
          Neither the establishment of the Amended Plan, nor any amendment thereto, nor the payment of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in an employment agreement between the Company and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without cause, and with or without notice except as otherwise provided by Section 17.2. In addition, nothing in this Amended Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant which it does hire for any specific duration of time.
     14. Claims for Benefits
          14.1 ERISA Plan. This Amended Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of Employee Retirement Income Security Act of 1974 (“ERISA”) and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.
          14.2 Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Company’s Vice President, Human Resources (the “Claims Administrator”), with a copy to the Company’s General Counsel. Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.

          14.3 Appeal of Denial of Claim.
               (a) If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:
                    (1) The specific reason or reasons for the denial;
                    (2) Specific references to the Amended Plan provisions on which the denial is based;
                    (3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and
                    (4) An explanation of the Amended Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
               (b) If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.
               (c) If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the applicant or his duly authorized representative:
                    (1) may request in writing that the Appeals Administrator review the denial;
                    (2) may review pertinent documents; and
                    (3) may submit issues and comments in writing.
               (d) The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:
                    (1) The specific reason or reasons for the denial;

                    (2) Specific references to the Amended Plan provisions on which the denial is based;
                    (3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and
                    (4) An explanation of the Amended Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
     15. Successors and Assigns
          15.1 Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Amended Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.
          15.2 Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 15.1 within twenty (20) business days after written notice from the Participant, such failure shall be a material breach of this Amended Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Amended Plan in the event of Termination Upon a Change in Control.
          15.3 Heirs and Representatives of Participant. This Amended Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Amended Plan to the executors, personal representatives or administrators of the Participant’s estate.
     16. Notices
          16.1 General. For purposes of this Amended Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

               (a) if to the Company:
Trident Microsystems, Inc.
3408 Garrett Drive
Santa Clara, CA 95054-28803
Attention: General Counsel
               (b) if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.
Either party may provide the other with notices of change of address, which shall be effective upon receipt.
          16.2 Notice of Termination. Any Termination by the Company of the Participant’s employment or any resignation by the Participant from his/her employment with the Company Group shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 16.1. Such notice shall indicate the specific termination provision in this Amended Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.
     17. Termination and Amendment of Amended Plan
          This Amended Plan and/or any Participation Agreement executed by a Participant may not be terminated with respect to such Participant without the written consent of the Participant and the approval of the Committee. This Amended Plan and/or any Participation Agreement executed by a Participant may be modified, amended or superseded with respect to such Participant only by a supplemental written agreement between the Participant and the Company approved by the Committee. Notwithstanding any other provision of the Amended Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Amended Plan or any Participation Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Amended Plan or such Participation Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.
     18. Miscellaneous Provisions
          18.1 Administration. The Amended Plan shall be administered by the Committee. The Committee shall have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Amended Plan, to construe and interpret the Amended Plan, and to decide all questions of fact, interpretation, definition, computation or administration arising in connection with the Amended Plan, including, but not limited to, eligibility to participate in the Amended Plan and the amount of benefits paid under the Amended Plan. The rules, interpretations and other actions of the Committee shall be binding and conclusive on all persons.

          18.2 Unfunded Obligation. Any amounts payable to Participants pursuant to the Amended Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.
          18.3 No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Amended Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Sections 5.2(b) and 6.2(b)) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Amended Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.
          18.4 No Representations. By executing a Participation Agreement, the Participant acknowledges that in becoming a Participant in the Amended Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Amended Plan.
          18.5 Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Amended Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          18.6 Choice of Law. The validity, interpretation, construction and performance of this Amended Plan shall be governed by the substantive laws of the State of California, without regard to its conflict of law provisions.
          18.7 Validity. The invalidity or unenforceability of any provision of this Amended Plan shall not affect the validity or enforceability of any other provision of this Amended Plan, which shall remain in full force and effect.
          18.8 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Amended Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Amended Plan shall be liable for, or subject to, any obligation or liability of such Participant.

          18.9 Tax Withholding. All payments made pursuant to this Amended Plan will be subject to withholding of applicable income and employment taxes.
          18.10 Consultation with Legal and Financial Advisors. By executing a Participation Agreement, the Participant acknowledges that this Amended Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors before executing the Participation Agreement.
          18.11 Further Assurances. From time to time, at the Company’s request and without further consideration, the Participant shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of the Amended Plan, the Participant’s Participation Agreement and the Release, and to provide adequate assurance of the Participant’s due performance thereunder.
     19. Agreement
          By executing a Participation Agreement, the Participant acknowledges that the Participant has received a copy of this Amended Plan and has read, understands and is familiar with the terms and provisions of this Amended Plan. This Amended Plan shall constitute an agreement between the Company and the Participant executing a Participation Agreement.
     IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Amended Plan was duly adopted by the Compensation Committee of the Board effective on December 15, 2010.

/s/ David L. Teichmann

EXHIBIT A
FORM OF
AGREEMENT TO PARTICIPATE IN THE
TRIDENT MICROSYSTEMS, INC.
AMENDED AND RESTATED EXECUTIVE RETENTION AND SEVERANCE PLAN

AGREEMENT TO PARTICIPATE IN THE
TRIDENT MICROSYSTEMS, INC.
AMENDED AND RESTATED EXECUTIVE RETENTION AND SEVERANCE PLAN
As Adopted December 15, 2010
     In consideration of the benefits provided by the Trident Microsystems, Inc. Amended and Restated Executive Retention and Severance Plan, as adopted December 15, 2010 (the “Amended Plan”), the undersigned employee of Trident Microsystems, Inc. (the “Company”) or any of its subsidiaries and the Company agree that, as of the date written below, the undersigned shall become a Participant in the Amended Plan and shall be fully bound by and subject to all of its provisions. All references to a “Participant” in the Amended Plan shall be deemed to refer to the undersigned.
     [By signing this Participation Agreement, the undersigned employee and the Company hereby agree that the prior Agreement to Participate in the Trident Microsystems, Inc. Executive Retention and Severance Plan between the undersigned employee and the Company of [date] is hereby terminated and no longer of any legal force or effect.]
     [The undersigned is a “Key Employee” (as defined by the Amended Plan) as of the date of this Agreement. If the undersigned remains a Key Employee, but not an “Executive Officer,” for the purpose of determining any severance payments or benefits to which the undersigned may become entitled under the Amended Plan, the “Severance Benefit Period” applicable to the undersigned shall be periods of ________ months and the applicable percentage of the undersigned’s Annual Bonus Rate for purposes of Section 5.2(a)(2) of the Amended Plan shall be ______%.]
     The undersigned employee acknowledges that the Amended Plan confers significant legal rights and may also constitute a waiver of rights under other agreements with the Company; that the Company has encouraged the undersigned to consult with the undersigned’s personal legal and financial advisors; and that the undersigned has had adequate time to consult with the undersigned’s advisors before executing this agreement.
     The undersigned employee acknowledges that he or she has received a copy of the Amended Plan and has read, understands and is familiar with the terms and provisions of the Amended Plan. The undersigned employee further acknowledges that except as otherwise established in an employment agreement between a member of the Company Group and the undersigned, the employment relationship between the undersigned and his or her employer is an “at-will” relationship.
     This Participation Agreement, along with the Amended Plan, constitutes the entire agreement between the undersigned employee and the Company regarding the subject matters described therein. This Participation Agreement cannot be modified or terminated except by a subsequent written agreement executed by the undersigned employee and an authorized member of the Company’s Compensation Committee.
AGREED TO AND ACCEPTED:

     Executed on ________________________.

PARTICIPANT	TRIDENT MICROSYSTEMS, INC.

By:

Signature
Title:

Name Printed

Address

EXHIBIT B
FORM OF
GENERAL RELEASE OF CLAIMS
[Age 40 and over]

GENERAL RELEASE OF CLAIMS
[Age 40 and over]
     This General Release of Claims (“Agreement”) is by and between [Employee Name] (“Employee”) and [Trident Microsystems, Inc. or successor that agrees to assume the Executive Retention and Severance Plan following a Change in Control] (the “Company”). This Agreement will become effective on the eighth (8th) day after it is signed by Employee (the “Effective Date”), provided that the Company has signed this Agreement and Employee has not revoked this Agreement (by written notice to [Company Contact Name] at the Company) prior to that date.
RECITALS
     A. Employee was employed by the Company or its ____________________ subsidiary as of ___________, ___.
     B. Employee and the Company entered into an Agreement to Participate in the Trident Microsystems, Inc. Amended and Restated Executive Retention and Severance Plan (such agreement and plan being referred to herein as the “Plan”) effective as of __________, ____ wherein Employee is entitled to receive certain benefits in the event of his/her Termination Upon a Change in Control or Termination Not in Connection With a Change in Control (as defined by the Plan), provided Employee signs and does not revoke a Release (as defined by the Plan).
     C. Employee’s employment is being terminated as a result of a [Termination Upon a Change in Control/Termination Not in Connection With a Change in Control]. Employee’s last day of work and termination are effective as of _______________, ___. Employee desires to receive the payments and benefits provided by the Plan by executing this Release.
NOW, THEREFORE, the parties agree as follows:
     1. The Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company or its subsidiary.
     2. Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever related to Employee’s employment by the Company or a subsidiary or the termination of such employment and occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, but not limited to, any claims of breach of written, oral or implied contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to (a) any right of the Employee pursuant to Section 5.3 of the Plan or pursuant to a Prior Indemnity Agreement (as such term is defined by the Plan) or (b) any rights or claims that cannot be released by Employee as a matter of law, including, but not limited to, any claims for indemnity under California Labor Code Section 2802.
     3. Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Employee waives any rights that Employee has or may have under Section 1542 and any comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.
     4. Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and their obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company or its subsidiary and Employee, (ii) the Plan, (iii) any Prior Indemnity Agreement (as such term is defined by the Plan) to which Employee is a party, and (iv) any agreement between the Company or its subsidiary and Employee evidencing an Equity Award (as such term is defined by the Plan), as modified by the Plan.
     5. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.
     6. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES

RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT EMPLOYEE MAY HAVE UP TO [45/21] DAYS TO CONSIDER THIS AGREEMENT, THAT EMPLOYEE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER EMPLOYEE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated: _____________________
[Employee Name]

[Company]

Dated: _____________________	By:

EXHIBIT C
FORM OF
GENERAL RELEASE OF CLAIMS
[Under age 40]

GENERAL RELEASE OF CLAIMS
[Under age 40]
     This General Release of Claims (“Agreement”) is by and between [Employee Name] (“Employee”) and [Trident Microsystems, Inc. or successor that agrees to assume the Executive Retention and Severance Plan following a Change in Control] (the “Company”). This Agreement is effective on the day it is signed by Employee (the “Effective Date”).
RECITALS
     A. Employee was employed by the Company or its ____________________ subsidiary as of ____________, ___.
     B. Employee and the Company entered into an Agreement to Participate in the Trident Microsystems, Inc. Amended and Restated Executive Retention and Severance Plan (such agreement and plan being referred to herein as the “Plan”) effective as of ___________, ____ wherein Employee is entitled to receive certain benefits in the event of his/her Termination Upon a Change in Control or Termination Not in Connection With a Change in Control (as defined by the Plan), provided Employee signs a Release (as defined by the Plan).
     C. Employee’s employment is being terminated as a result of a [Termination Upon a Change in Control/Termination Not in Connection With a Change in Control]. Employee’s last day of work and termination are effective as of ______________, ___. Employee desires to receive the payments and benefits provided by the Plan by executing this Release.
NOW, THEREFORE, the parties agree as follows:
     1. The Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company or its subsidiary.
     2. Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever related to Employee’s employment by the Company or a subsidiary or the termination of such employment and occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, but not limited to, any claims of breach of written, oral or implied contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to (a) any right of the Employee pursuant to Sections 5.3 of the Plan or pursuant to a Prior Indemnity Agreement (as such term is defined by the Plan), or (b) any rights or claims that cannot be released by Employee as a matter of law, including, but not limited to, any claims for indemnity under California Labor Code Section 2808.
     3. Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Employee waives any rights that Employee has or may have under Section 1542 and any comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.
     4. Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and their obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company or its subsidiary and Employee, (ii) the Plan, (iii) any Prior Indemnity Agreement (as such term is defined by the Plan) to which Employee is a party, and (iv) any agreement between the Company or its subsidiary and Employee evidencing an Equity Award (as such term is defined by the Plan), as modified by the Plan.
     5. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.
     6. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated: _____________________
[Employee Name]

[Company]

Dated: _____________________	By: